As filed with the Securities and Exchange Commission on December 19, 2024

Registration No. 333-282964

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TITAN INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3228472
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1525 Kautz Road, Suite 600

West Chicago, IL 60185

(217) 228-6011

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David A. Martin

Chief Financial Officer

1525 Kautz Road, Suite 600

West Chicago, IL 60185

(217) 228-6011

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Kaufman

Thompson Coburn LLP

55 East Monroe Street

Chicago, IL 60603

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Pre-Effective Amendment No. 1 (this “Pre-Effective Amendment No. 1”) to the Registration Statement on Form S-3 (File No. 333-282964) filed with the Securities and Exchange Commission (“SEC”) by the Registrant on November 1, 2024 (the “Registration Statement”) is solely to update the auditors’ consents filed with the Registration Statement as Exhibits 23.1 and 23.2. Accordingly, this Pre-Effective Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, and updated Exhibit 23.1 and Exhibit 23.2. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred in connection with the registration of securities hereby, other than underwriting discounts and commissions. These costs, and the costs of underwriting discounts and commissions, will be borne by Titan International subject to the limitations set forth in the Stockholders Agreement. All fees and expenses set forth below, except for the SEC registration fee, are estimated:

SEC registration fee	$13,000
Accounting fees and expenses	195,000
Legal fees and expenses	30,000
Miscellaneous	30,000	*

Total	268,000

*	The company has agreed to cover up to $30,000 of costs of the selling stockholders.

Item 15. Indemnification of Directors and Officers.

Titan International is incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any threatened, pending or completed actions, suits or proceedings in which such persons are made a party by reason of such persons being or having been directors, officers, employees or agents to Titan International. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Titan International’s amended and restated bylaws provide for indemnification by Titan International of any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action by reason of the fact that the person is or was a director or officer of Titan International, or is or was serving at the request of Titan International as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of that corporation or enterprise, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. Titan International’s amended and restated certificate of incorporation provides for these limitations of liability.

Titan International has entered into a Director’s Indemnification Agreement (the “Indemnification Agreement”) with Kim Marvin dated February 29, 2024. In general, the Indemnification Agreement provides that Titan International will, to the extent permitted by applicable law and subject to certain limitations, indemnify Mr. Marvin against all expenses, judgments, fines, amounts paid in settlement, liabilities or losses actually and reasonably incurred by reason of the fact that he is or was a director of Titan International. Additionally, the Indemnification Agreement provides for the advancement of expenses incurred by Mr. Marvin in connection with any proceeding involving him and covered by the Indemnification Agreement, provided that Mr. Marvin will reimburse Titan International for such advanced expenses to the extent it is determined he is not entitled to indemnification. Titan International has agreed that it is the indemnitor of first resort under the Indemnification Agreement, Bylaws and Certificate of Incorporation with respect to Mr. Marvin, and to the extent that Carlstar Intermediate Holdings I LLC or any affiliate or successor entity (“Carlstar Holdings”) provides advancement or indemnification for expenses and liabilities covered by such Titan International indemnification obligations, Carlstar Holdings will have subrogation rights and indemnification rights from Titan International with respect to any such payments.

Titan International maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to Titan International with respect to payments which may be made by Titan International to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The foregoing statements are subject to the detailed provisions of the DGCL and the full text of the corporate documents and agreements referenced above.

Reference is made to Item 17 for the Registrant’s undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended.

Item 16. Exhibits.

Exhibit No.	DESCRIPTION

2.1 (a)	Membership Interest Purchase Agreement dated as of February 29, 2024 by and among Titan International, Inc., Titan Tire Holdings, Inc., Carlstar Intermediate Holdings I, LLC, The Carlstar Group, LLC, AIPCF V Feeder C (Cayman), LP and AIPCF V Feeder CTP Tire, LLC.

3.1 (b)	Titan International, Inc. Amended and Restated Certificate of Incorporation

3.2 (c)	Bylaws of Titan International, Inc. as currently in effect

4.1 (d)	Form of Common Stock Certificate

4.2 (e)	Stockholders Agreement dated as of February 29, 2024 by and among Titan International, Inc., Carlstar Intermediate Holdings I, LLC, AIPCF V Feeder CTP Tire, LLC and AIPCF V Feeder C (Cayman), LP.

4.3 (f)	Indenture, dated as of April 22, 2021, among Titan International, Inc., the Guarantors named therein, the Trustee and the Collateral Trustee

4.4 (g)	Registration Rights Agreement, dated as of April 22, 2021, among, Titan International, Inc., the Guarantors named therein, and Goldman Sachs & Co. LLC, as representative of the initial purchasers of the Senior Secured Notes due 2028

5.1*	Opinion of Thompson Coburn LLP

22 (h)	List of Subsidiary Guarantors

23.1	Consent of Grant Thornton LLP

23.2	Consent of RSM US LLP

23.3	Consent of Thompson Coburn LLP (included in Exhibit 5.1 above)

24*	Power of Attorney (included on signature page)

107*	Filing Fee Table

*	Previously filed.
(a)	Incorporated by reference to Exhibit 10.1 contained in the Company’s Current Report on Form 8-K filed on February 29, 2024.
(b)	Incorporated by reference to Exhibit 3.1 contained in the Company’s Current Report on Form 8-K filed on June 29, 2015.
(c)	Incorporated by reference to Exhibit 3.2 contained in the Company’s Current Report on Form 8-K filed on April 22, 2021.
(d)	Incorporated by reference to Exhibit 4.1 contained in the Company’s Current Report on Form 8-K filed on June 29, 2015.
(e)	Incorporated by reference to Exhibit 10.2 contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed on May 1, 2024.
(f)	Incorporated by reference to Exhibit 4.2 contained in the Company’s Current Report on Form 8-K filed on April 22, 2021.
(g)	Incorporated by reference to Exhibit 4.3 contained in the Company’s Current Report on Form 8-K filed on April 22, 2021.
(h)	Incorporated by reference to Exhibit 22 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 29, 2024.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post–effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(C) The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant by the registrant pursuant to any provision or arrangement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chicago, State of Illinois, on December 19, 2024.

TITAN INTERNATIONAL, INC.

By:	/s/ Paul G. Reitz
Paul G. Reitz
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on December 19, 2024 by the following persons in the capacities indicated.

/s/ Paul G. Reitz
Paul G. Reitz
President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ David A. Martin
David A. Martin
Chief Financial Officer (Principal Financial Officer)

*
Tony C. Eheli
Chief Accounting Officer (Principal Accounting Officer)

*
Maurice M. Taylor Jr., Chairman

*
Richard M. Cashin, Jr., Director

*
Max A. Guinn, Director

*
Kim A. Marvin, Director

*
Mark H. Rachesky, Director

*
Anthony L. Soave, Director

*
Laura K. Thompson, Director

*By:	/s/ David A. Martin
David A. Martin
Attorney-in-Fact